EXHIBIT 10.19

AMENDED AND RESTATED CONTRACT FOR DEFERRED COMPENSATION

AND THE

FIRST AMENDMENT

AMENDED AND RESTATED CONTRACT FOR DEFERRED COMPENSATION

This Amended and Restated Contract for Deferred Compensation Contract is made this 27th day of  September, 2005, by and between MetaBank, Storm Lake, Iowa, First Party, hereinafter referred to as the Company; and James S. Haahr, Sioux Falls, South Dakota, Second Party.

It is acknowledged that the Second Party is the Chairman of the Board of the Company, and that this contract is made as an inducement by the Company to retain his services as the Chairman of the Board and Chairman of the Executive Committee.

It is further acknowledged that the First Party and the Second Party previously entered into that certain Contract for Deferred Compensation dated August 22, 1980, which is hereby amended and restated in its entirety for purposes of clarification and compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

It is therefore agreed as follows:

(1)  Second Party shall continue in the employ of the Company upon the same terms as heretofore made subject to such adjustments as may be mutually agreed upon between the employee and the Directors of the Company.  It is contemplated that Mr. James S. Haahr shall remain as an employee of the Company until he reaches the age of eighty (80) years.  The purpose of this agreement is to provide for compensation for years of service in the event of his death or retirement.  It is therefore agreed:

(a)  If Mr. Haahr dies before his retirement date as set forth above, the Company shall pay to his wife the sum of Two Thousand Dollars ($2,000.00) per annum for the period commencing October 1, 1979, to date of death payable in such annual installments of Two Thousand Dollars ($2,000.00).

(b)  In the event of the death of his wife, the compensation shall be paid to his children in equal shares.

(c)  In the event James S. Haahr retires on or after age eighty (80) or severs his employment with the Company prior to age eighty (80), the Company shall make lump sum payment of the accrued deferred compensation as soon as administratively feasible.

(d)  The deferred compensation herein contracted is in addition to all other benefits which James S. Haahr may receive by reason of his services to the Company as an employee hereof.

(2)  Neither Haahr nor his beneficiaries shall have any right to commute, encumber, or dispose of the right to receive payments hereunder, which payments and the right thereto are expressly declared to be non-assignable and nontransferable.

(3)  The Company shall not merge or consolidate with any other corporation until such corporation expressly assumes the duties of the Company herein set forth.

(4)  This agreement shall be binding upon the parties hereto, their heirs, executors, administrators, or successors.  The Company certifies that this contract has been authorized by resolution of its Board of Directors and that the Parties have been specifically authorized to execute the agreement for and in behalf of the Company.

(5)  The parties hereto agree to amend this agreement to the extent necessary or appropriate to comply with Section 409A of the Code and the regulations promulgated thereunder.

IN WITNESS WHEREOF the Parties have executed this agreement on the date hereinabove stated at Storm Lake, Iowa.

METABANK, STORM LAKE, IOWA,	James S. Haahr,
FIRST PARTY	SECOND PARTY

By:	/s/ E. Wayne Cooley	/s/ James S. Haahr
	E. Wayne Cooley,	James S. Haahr, Chairman of the Board
Compensation Committee Chairman

THIS AMENDMENT (the “Amendment”) is entered into on the date set forth on the signature page hereof by and between MetaBank (the “Company”) and James S. Haahr (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee entered into the Amended and Restated Contract for Deferred Compensation on September 27, 2005 (the “Contract”);

WHEREAS, the Company and the Employee desire to amend the Contract to comply with final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, pursuant to Section (5) of the Contract, the Contract may be amended by written agreement of the parties thereto;

NOW, THEREFORE, the parties hereby agree to amend the Contract, generally effective January 1, 2008, as follows:

Section 1(a) is amended to read as follows:

(a) For each year of Mr. Haahr’s service to the Company, commencing October 1, 1979 and ending upon the earliest of his retirement, death or other severance from employment, Mr. Haahr shall accrue a benefit of Two Thousand Dollars ($2,000.00) (the “Accrued Deferred Compensation”).  If Mr. Haahr dies before his retirement date as set forth above, the Company shall pay the Accrued Deferred Compensation to his wife in installments of Two Thousand Dollars ($2,000.00) per annum beginning no later than the end of the calendar year of Mr. Haahr’s death and ending in the calendar year of his wife’s death.

Section 1(b) is amended to read as follows:

(b) If payments are being made under Section 1(a) then, in the event of the death of Mr. Haahr’s wife, the remaining Accrued Deferred Compensation, if any, shall be paid to Mr. Haahr’s surviving children in equal shares as soon as administratively feasible but no later than ninety (90) days following the Company’s receipt of notice of the death of Mr. Haahr’s wife.

Section 1(c) is amended to read as follows:

(c) In the event that Mr. Haahr retires on or after age eighty (80) or severs his employment with the Company prior to age eighty (80), the Company shall pay the Accrued Deferred Compensation in a lump sum as soon as administratively feasible but no later than ninety (90) days following such retirement or employment severance date; provided, however, that if Mr. Haahr is a “specified employee” (as such term is defined in Code Section 409A and the regulations or other guidance in effect thereunder) at the time of his retirement or employment severance and his employment terminates under circumstances that require a distribution delay under Code Section 409A, the Accrued Deferred Compensation shall be paid in a lump sum on the six-month anniversary of Mr. Haahr’s retirement or employment severance date (or, if earlier, as soon as administratively feasible after his death).

Section 1(d) is amended to read as follows:

(d) The Accrued Deferred Compensation is in addition to all other benefits that Mr. Haahr may receive by reason of his services to the Company as an employee.  The Accrued Deferred Compensation provided for in this agreement constitutes an unfunded promise by the Company to pay benefits in the future, and any amounts set aside to cover such benefits are subject to the general claims of the Company’s creditors.

In all other respects, the Contract shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties hereto this 27th day of September, 2008.

METABANK

/s/ E. Wayne Cooley
E. Wayne Cooley
Chairman, Compensation Committee

/s/ James S. Haahr
JAMES S. HAAHR